As filed with the Securities and Exchange Commission on December 24, 1997

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              COMFORCE Corporation
             (Exact name of registrant as specified in its charter)


     Delaware                          7361                      36-2262248
(State or other                (Primary Standard             (I.R.S Employer
 jurisdiction of            Industrial Classification        Identification No.)
 incorporation                    Code Number)
or organization)

                                   ----------

                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 328-7300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                              Christopher P. Franco
                             Chief Executive Officer
                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 328-7300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                    Copy to:

                            David G. Edwards, Esquire
                Doepken Keevican & Weiss Professional Corporation
                              58th Floor, USX Tower
                                600 Grant Street
                       Pittsburgh, Pennsylvania 15219-2703
                                 (412) 355-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                             (Cover page continued)

        Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
 Title of Each Class of      Amount to be        Proposed Maximum Offering        Proposed Maximum          Amount of
    Securities to be         Registered(1)          Price Per Share (2)          Aggregate Offering      Registration Fee
       Registered                                                                     Price (2)
-------------------------------------------------------------------------------------------------------------------------
      Common Stock              169,000                   $7.3125                    $ 1,235,813              $ 365
=========================================================================================================================

(1) Includes certain shares of common stock (the "Common Stock"), of COMFORCE Corporation ("COMFORCE" or the "Company") issuable upon the exercise of the Company's warrants to purchase Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Company's shares of Common Stock traded on the American Stock Exchange on December 19, 1997.


THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION DATED DECEMBER 24, 1997

PROSPECTUS



                                 169,000 Shares
                              COMFORCE Corporation
                                  COMMON STOCK



     COMFORCE Corporation, a Delaware corporation (the "Company" or "COMFORCE") is a provider of staffing, consulting and outsourcing solutions that address the high technology needs of businesses.

     All of the 169,000 shares of common stock ("Common Stock") of COMFORCE offered hereby are being offered for sale, from time to time by or for the account of certain existing security holders of the Company ("Selling Stockholders"). See "Selling Stockholders." The Common Stock is listed on the American Stock Exchange. The Selling Stockholders have indicated that they propose from time to time to offer their shares, if any, for sale in regular way brokerage transactions on the American Stock Exchange or in privately negotiated transactions, and that sales on or through the facilities of the American Stock Exchange will be effected at such prices as may be obtainable and are satisfactory to the respective Selling Stockholders.

     In certain cases the Selling Stockholders, brokers executing sales orders on their behalf and dealers purchasing shares from the Selling Stockholders for resale may be deemed to be "underwriters," as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

     The Company will not receive any proceeds from sales of shares to which this Prospectus relates. However, in that all of the shares of Common Stock to which this Propspectus relates are issuable upon the exercise of warrants held by Selling Stockholders, the Company will receive the amount of the exercise prices of any warrants exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds.

     SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     On December 19, 1997, the closing price of the Common Stock on the American Stock Exchange was $7-3/8 per share. The Company will bear certain of the expenses of this offering, estimated to be $20,000.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this Prospectus is ______________________, 1998.

                                TABLE OF CONTENTS


                                                                            Page

Available Information .....................................................   2
Incorporation of Certain Documents ........................................   3
Risk Factors...............................................................   4
The Company................................................................   9
Use of Proceeds............................................................  10
Selling Stockholders.......................................................  10
Description of Capital Stock...............................................  11
Plan of Distribution.......................................................  12
Legal Matters..............................................................  13
Experts....................................................................  13


                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-3, together with all amendments and exhibits thereto (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained upon written request from the Public Reference Section of the Commission at the address set forth above upon payment of prescribed fees. The Commission also maintains a Web site at "http://www.sec.gov" which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the Public Reference Section of the Commission or the Commission's regional offices at the addresses set forth above or accessed through the Commission's Web site identified above, and copies of such material may be obtained upon written request from the Public Reference Section of the Commission upon payment of prescribed fees.

     The Common Stock of the Company is listed on the American Stock Exchange and such reports, proxy material and other information are also available for inspection at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 1-06081) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

     1.   Annual Report on Form 10-K for the Year ended December 31, 1996.

     2. Amendment No. 1 to Annual Report on Form 10-K/A for the Year ended December 31, 1996.

     3. Amendment No. 1 to Current Report on Form 8-K/A dated January 13, 1997, amending original Current Report on Form 8-K filed November 8, 1996.

     4. Amendment No. 1 to Current Report on Form 8-K/A dated January 13, 1997, amending original Current Report on Form 8-K filed November 19, 1996.

     5. Amendment No. 2 to Current Report on Form 8-K/A dated January 13, 1997, amending original Current Report on Form 8-K filed September 3, 1996.

     6. Amendment No. 2 to Current Report on Form 8-K/A dated February 4, 1997, amending original Current Report on Form 8-K filed November 8, 1996.

     7. Amendment No. 2 to Current Report on Form 8-K/A dated February 4, 1997, amending original Current Report on Form 8-K filed November 19, 1996.

     8. Amendment No. 3 to Current Report on Form 8-K/A dated February 3, 1997, amending original Current Report on Form 8-K filed May 23, 1996.

     9. Current Report on Form 8-K dated March 14, 1997 and Amendment No. 1 to Current Report on Form 8-K/A dated April 14, 1997.

     10. Current Report on Form 8-K dated July 10, 1997 and Amendment No. 1 to Current Report on Form 8-K/A dated July 11, 1997.

     11.  Current Report on Form 8-K dated August 20, 1997.

     12.  Current Report on Form 8-K dated October 28, 1997.

     13.  Current Report on Form 8-K dated December 9, 1997.

     14.  Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     15.  Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

     16.  Quarterly  Report on Form 10-Q for the  quarter  ended  September  30,
          1997.

     17. The description of the Company's Common Stock included in the Registration Statement on Form 8-A filed October 10, 1985, as amended by Amendment No. 1 thereto on Form 8-A/A dated July 25, 1997.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to COMFORCE Corporation, 2001 Marcus Road, Lake Success, New York 11042 to the attention of Linda Connolly, telephone (516) 328-7300.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should consider carefully the factors set forth below, as well as other information contained in this Prospectus, before making a decision to purchase the Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected or suggested in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

Effect of Fluctuations in the General Economy

     Demand for staffing and consulting services is significantly affected by the general level of economic activity in the country. Companies use staffing and consulting services to manage personnel costs and changes in staffing needs, in part due to business fluctuations. When economic activity increases, employees from staffing and consulting companies are often added before full-time employees are hired. During such times, there is intense competition among staffing and consulting companies for qualified personnel for placement. As economic activity slows, many companies reduce their usage of employees from staffing and consulting companies before undertaking layoffs of their regular employees, and the Company may experience more competitive pricing pressure during such periods of economic downturn. As a result, any significant economic downturn could have a material adverse effect on the Company's business, financial condition and results of operations. Similarly, there can be no assurance that during periods of increased economic activity and higher general employment levels the Company will be able to recruit and retain sufficient personnel to meet the needs of its clients.

Absence of Combined Operating History; Potential Inability to Integrate Acquired Businesses

     The Company's contingent staffing and consulting business has been developed principally through the acquisition of established staffing and consulting businesses, all of which have been acquired since October 1995. Prior to their acquisition by the Company, each of these acquired companies operated as a separate independent entity. The Company has not experienced any significant difficulties to date in integrating the operations of its acquired companies. However, the acquisitions in February 1997 of RHO Company, Incorporated ("Rhotech") and in November 1997 of Uniforce Services, Inc. ("Uniforce") has resulted in a significant increase in the size of COMFORCE. The significant increase in size, on the basis of net sales, number and location of offices and nature of operations, may result in more complex problems in integrating the operations of these entities than the Company has faced with previous acquisitions. The Company's officers have had limited experience in managing companies as large and as rapidly growing as the Company. The Company's strategy of continuing its growth and expansion will place additional demands upon the Company's current management and will require additional information systems and management, operational and other financial resources. There can be no assurance that the Company's management group will be able to adequately manage the combined entity and effectively implement the Company's strategy or effectively integrate the businesses acquired. If the Company is unable to hire and retain the management personnel needed to manage its existing and future acquired businesses, if such personnel are unable to achieve anticipated performance levels or if the Company is unable to implement effective controls, the Company's business, financial condition and results of operations could be materially adversely affected.

Risks Associated with Rationalization of Operations

     The Company intends to improve its financial results through the rationalization of operations. In connection with the acquisition of Uniforce, the Company expects to reduce operating expenses through the consolidation of back office activities, branch system rationalization, personnel-related cost savings and elimination of costs relating to Uniforce's obligations as a public company. Although the Company believes that its strategies are reasonable, there can be no assurance that it will be able to implement its plans without delay or that it will not encounter unanticipated problems in connection with the rationalization of operations or that, when implemented, its efforts will result in the reduction of operating expenses that is currently anticipated. The Company's plans will require substantial attention from members of the Company's management, which will limit the amount of time such members have available to devote to the Company's day-to-day operations.

Future Capital Needs; Uncertainty of Financing; Potential Dilution

     The Company will need to obtain additional financial resources to fund its strategy of growth through acquisition, geographic expansion and market development. The Company can give no assurance that (i) additional financing will be available or, if available, that it will be available on terms acceptable to the Company, or (ii) the Company's existing capital resources, including the amounts available for borrowing under the Company's lines of credit and the Company's cash flow from operations, will either individually or collectively be sufficient to fund future acquisitions or satisfy the Company's working capital requirements. There also can be no assurance that the Company or any of the acquired businesses will generate positive cash flow or that adequate financing or capital resources will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate all or some of its market development and acquisition projects and could have a material adverse effect on the Company's business, financial condition and results of operations.

     If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. Further, such equity securities may have rights, preferences, or privileges senior to those of the Common Stock. To the extent the Company finances its activities by issuing debt securities, the Company may become subject to certain financial and other covenants which may restrict its ability to pursue its strategy of growth through acquisition. There can be no assurance that adequate equity or debt will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate all or some of its market development and acquisition projects and could have a material adverse effect on the Company's business, financial condition and results of operations.

Reliance  on  Acquisitions   for  Company  Growth  and  Risks   Associated  with
Acquisitions

     The ability of the Company to achieve growth through acquisition will depend on a number of factors, including the availability of attractive acquisition opportunities, the availability of funds needed to complete acquisitions, the availability of working capital needed to fund the operations of acquired businesses and the effect of existing and emerging competition on operations. The Company has consummated eight acquisitions during the period from October 1995 through November 1997. These acquisitions may not achieve levels of revenue, profitability or productivity comparable to those of the Company's existing operations or may not otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. The Company is actively seeking additional acquisition opportunities, although the Company has no agreements, understandings or plans regarding any material acquisitions at this time. There can be no assurance that the Company will be able to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations.

Impact of Pricing Pressure on Margins

     Price competition in the contingent staffing and consulting industry is intense. Pricing pressure from competitors and customers is increasing. The trend toward larger customers demanding national contracts with a few preferred providers of staffing and consulting services has resulted, in many cases, in competitive bidding and determinations based on price, so that margins on these contracts may be less than the historical margins for providing these staffers. In addition, the trend toward national contracts may limit the ability of staffing and consulting firms to pass on all employee costs to customers. Finally, large, traditional staffing firms have begun to enter the specialty staffing and consulting sector, and, as a result, margins may decrease, particularly for the less highly skilled personnel in this sector. There can be no assurance that the Company will be able to maintain or increase its current margins, the reduction of which could have a material adverse effect on the Company's financial condition and results of operations, including cash flow.

Liabilities for Customer and Employee Actions

     Contingent staffing and consulting firms are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims by customers of employee misconduct or negligence, including claims of discrimination and harassment, as well as claims relating to employment of illegal aliens and other similar claims. The Company has policies and guidelines in place to reduce its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future. The Company is also exposed to liability with respect to actions taken by its employees while on assignment, such as damages caused by employee errors, misuse of customer proprietary information or theft of customer property. Although the Company maintains insurance, due to the nature of the Company's assignments, in particular its access to customer information systems and confidential information, and the potential liability with respect thereto, there can be no assurance that insurance coverage will continue to be available or that it will be adequate to cover any such liability.

Increases in Unemployment Insurance Premiums and Workers' Compensation Rates

     The Company is required to pay unemployment insurance premiums and workers' compensation benefits for its billable employees. Unemployment insurance premiums are set annually by the states in which employees perform services and could increase as a result of, among other things, increased levels of unemployment and the lengthening of periods for which unemployment benefits are available. Workers' compensation costs have increased as various states in which the Company conducts operations have raised levels of compensation and liberalized allowable claims. The Company may incur costs related to workers' compensation claims at rates higher than anticipated if higher than anticipated losses or an increase in the number or the severity of claims is experienced. In addition, the Company's costs could increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its customers in a sufficient amount to cover increased costs related to workers' compensation, unemployment insurance and health care reforms or other employment-related regulatory changes. Further, there can be no assurance that the Company will be able to obtain or renew workers' compensation insurance coverage in amounts and types desired at reasonable premium rates.

Potential Impairment of Intangible Assets

     More than 50% of the Company's total assets are intangible assets. These intangible assets substantially represent amounts attributable to goodwill recorded in connection with the Company's acquisitions and are generally amortized over a five to forty year period, resulting in significant annual charges. Various factors could impact the Company's ability to generate the earnings necessary to support this amortization schedule, including fluctuations in the economy, the degree and nature of competition, demand for the Company's services, and the Company's ability to integrate the operations of acquired businesses, to recruit and place staffing professionals, to expand into new markets and to maintain gross margins in the face of pricing pressures. The failure of the Company to generate earnings necessary to support the amortization charge may result in an impairment of the asset. The resulting write-off could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Availability of Qualified Staffing Personnel

     The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing and consulting requirements of its customers. Competition for individuals with proven skills in certain areas, particularly information technology and telecommunications, is intense. The Company competes for such individuals with other contingent staffing and consulting firms, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with changing customers' needs and emerging technologies. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on economic terms acceptable to the Company. In addition, although the Company's employment agreements contain non-compete covenants, there can be no assurance that the Company can effectively enforce such agreements against its former employees.

Highly Competitive Market

     The contingent staffing and consulting industry is highly competitive. Heightened competition for customers as well as for contingent personnel could adversely impact the Company's margins. Heightened competition for customers could result in the Company being unable to maintain its current fee scales without being able to reduce the personnel costs of its billable employees. Large, traditional staffing companies have begun to enter the specialty staffing and consulting sector, and, as a result, margins may decrease, particularly for the less highly skilled personnel in that sector. Conversely, barriers to entry to certain types of contingent staffing businesses, particularly the more traditional sector, are low, and the Company could experience competition from additional competitors entering the business. Shortages of qualified personnel, which currently exist in some specialty sectors and could occur in the future, may result in the Company being unable to fulfill its customers' needs.
Moreover, customers could employ personnel directly (rather than using the Company's services) to ensure the availability of such personnel. Many of the Company's competitors have greater marketing, financial and personnel resources than the Company does and could provide increased competition to the Company. The Company expects that the level of competition will remain high in the future, which could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors.

Dependence on Key Personnel

     The Company is highly dependent on its management. The Company's success depends upon the availability and performance of James L. Paterek, the Chairman of the Company, Christopher P. Franco, the Chief Executive Officer of the Company, and Michael Ferrentino, the President of the Company. The loss of services of any of these key persons could have a material adverse effect upon the Company. The Company has entered into employment agreements with all of such individuals which include covenants not to engage in a business similar to that of the Company for a period of two years after termination of employment for any reason, as well as customary non-disclosure and employer non-solicitation provisions. The Company does not maintain key man life insurance on any of these individuals.

Licensing Risks

     The Company derives a portion of its net income from licensed operations in the Professional Services portion of its Staffing Services division. Licensees may terminate their agreements, resulting in a loss of revenues. While the Company's licensing agreements contain non-competition covenants, former licensees may pay the Company an amount based on a predetermined formula and thereafter continue the operation of the business independently of the Company and compete with the Company. The licenses are franchises under federal and state laws and regulations, and the Company must comply with such federal and state laws and regulations governing the sale of franchises, and with state laws concerning the ongoing relationship with licensees (including the termination and non-renewal of such relationships). The Company is subject to the risk of litigation with licensees pursuant to such laws or otherwise.

Control by Insiders

     Current management of the Company currently controls more than one-quarter of the Company's outstanding shares of Common Stock. As a result, such persons are expected to have the ability to significantly influence all issues submitted to the Company's stockholders including with respect to its management and the selection of its Board of Directors. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

Anti-Takeover Provisions

     Certain provisions of the Company's Certificate of Incorporation and Bylaws authorize the issuance of "blank check" Preferred Stock and the establishment of advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. In particular, the issuance of preferred stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. For example, the Company could issue shares of preferred stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquiror to gain control of the Company. In addition to the anti-takeover effect of the issuance of preferred stock, holders of preferred stock have a preferred position over holders of Common Stock on liquidation, the right to a fixed or minimum dividend before any dividend is paid (or accrued) on Common Stock, and the right to approve certain extraordinary corporate matters.

No Cash Dividends

     The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends on its Common Stock. In addition, the Company's revolving credit facility prohibits the payment of cash dividends on the Common Stock without the consent of the lender.

Historical and Pro Forma Losses

     COMFORCE had a net loss for the nine months ended September 30, 1997 of $1.3 million. On a pro forma basis, the Company had net losses for the year ended December 31, 1996 and the nine months ended September 30, 1997 of $6.7 million and $7.0 million, respectively. No assurance can be given that the Company's operations will be profitable in the future. The net loss for the nine months ended September 30, 1997 included $5.8 million of bridge financing costs related to certain prior refinancings, which contributed to the loss.

Risks Related to the Loss of Key Customers

     As is common in the staffing industry, the Company's engagements to provide services to its customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice. On a historical basis, for 1996, sales to one customer accounted for more than 19% of COMFORCE's revenues, and for 1995, sales to three customers accounted for 17.3%, 12.6% and 10.1% of COMFORCE's revenues. In addition, on a historical basis, in each of 1995 and 1996, revenues of COMFORCE's 10 largest customers accounted for more than 50% of COMFORCE's total revenues. On a pro forma basis (taking into account the Rhotech and Uniforce acquisitions), in 1996, sales to one customer accounted for 8% of the Company's revenues, and sales to the 10 largest customers of the Company accounted for more than 30% of its revenues. The loss of or a material reduction in the revenues from any of the Company's significant customers could have an adverse effect on the Company's business, results of operations and financial condition.

Possible Volatility of Stock Price

     From time to time, there has been and may continue to be significant volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company or of other staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.


                                   THE COMPANY

     The Company is a leading provider of specialty staffing, consulting and outsourcing solutions primarily to Fortune 500 companies for their information technology ("IT"), telecommunications, scientific and engineering-related needs. Through its network of 86 offices (55 Company-owned and 31 licensed) located throughout the United States, the Company recruits and places highly skilled contingent personnel and outsources payrolling and other financial services for a broad customer base of over 2,300 companies. The Company's labor force includes approximately 7,800 billable employees, consisting primarily of computer programmers, systems consultants and analysts, telecommunications and other engineers and technicians, scientists and researchers, as well as skilled office support personnel.

     The Company's senior management team of Christopher P. Franco, James L. Paterek and Michael Ferrentino established COMFORCE in 1995 to capitalize on the consolidation opportunities in the specialty staffing and consulting industry. Beginning with the initial acquisition of COMFORCE Telecom in October 1995, this management team has successfully acquired and integrated eight specialty staffing companies.

     The Company operates through four divisions, as described below:

     COMFORCE Information Technologies. The Company's IT division provides highly skilled programmers, help desk personnel, systems consultants and analysts, software engineers and project managers for a wide range of technical assignments, including client server, mainframe, Year 2000, desktop services, internet/intranet and MIS. The IT division also provides payrolling services in addition to these staffing solutions to certain of its IT customers. The Company's principal IT customers include Microsoft Corporation, BellSouth Telecommunications, Inc., Boeing Information Services, Inc., Eastman Kodak Company, Tyson Foods, Inc., First Union Corporation, NationsBanc Services, Inc. and MCI Telecommunications Corporation.

     COMFORCE Telecom. The Company's Telecom division provides skilled personnel to plan, design, engineer, install and maintain wireless and wireline telecommunications systems, including cellular, PCS, microwave, radio, satellite and other networks. The Company's staffing and consulting business originated with this specialty sector, and the Company and several of the companies it has acquired have long-standing relationships with leading telecommunications companies. The Telecom division's principal customers include AT&T Corporation, Northern Telecom, Inc., Harris Corporation, Lucent Technologies, Inc., Reltec Corporation, ALCATEL Network Systems, Inc., Motorola, Inc., Sprint Corporation and Omnipoint Corporation.

     COMFORCE Staffing Services. The Company's Staffing Services division operates in two areas, Technical Services and Professional Services. The Company provides Technical staffing solutions and, in some cases, payrolling services to a group of technology-intensive clients working in the areas of aerospace, avionics, electronics, laser and weapons technology, environmental safety and alternative energy source development. The Company's Technical Services business is generally conducted through long-term, high-volume contracts that are not subject to fixed prices and require low administrative overhead. The Company offers Professional staffing services through 10 Company-owned and 31 licensed locations that provide services including medical office staffing solutions, office automation personnel, customer service/call center personnel and laboratory professionals. The Staffing Services division's principal Technical Services customers include The Boeing Company, Westinghouse Electric Corporation, McDonnell Douglas Corporation and the National Department of Energy National Research Laboratories at Los Alamos, Sandia and Lawrence Livermore. The Staffing Services division's Professional Services customers include R.R. Donnelley & Sons Co., Estee Lauder Companies, Inc. and Dial Corporation, as well as many smaller companies such as independent medical providers and accounting firms.

     COMFORCE Financial Services. The Company's Financial Services division provides payroll funding services and back office support to approximately 100 independent consulting and staffing companies and provides consulting and related payrolling services to clients in connection with their use of independent contractors. The Financial Services division significantly benefits from Uniforce's sophisticated back office operations.

     The Company was incorporated in Illinois in 1954 and became a Delaware corporation through its merger with a Delaware subsidiary in 1969. It maintains its headquarters at 2001 Marcus Avenue, Lake Success, New York 11042. The Company's telephone number is (516) 328-7300.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders. However, in that all of the shares of Common Stock to which this Prospectus relates are issuable upon the exercise of warrants held by Selling Stockholders, the Company will receive the amount of the exercise prices of any warrants exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds. The Company intends to use the proceeds, if any, received from the exercise of warrants for working capital purposes. See "Plan of Distribution."


                              SELLING STOCKHOLDERS

     All of the warrants are held of record by Cede & Co., as nominee for Depository Trust Company ("DTC"). The shares of Common Stock offered hereby are issuable to DTC on behalf of the beneficial owners thereof ("Selling Stockholders") upon the exercise of the warrants. To the knowledge of the Company, no Selling Stockholder serves or has served within the past three years as an officer, director or employee of the Company or any of its subsidiaries. Because the Selling Stockholders may offer all or some part of the Common Stock that they hold pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten (on a firm commitment or any other basis), no estimate can be given as to the amount of Common Stock that will be held by Selling Stockholders upon termination of this offering.

                          DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock having a par value of $.01 per share and 10,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued in one or more series with such rights and preferences as determined by the Board of Directors. As of December 15, 1997, the Company had issued and outstanding capital stock consisting of 15,296,350 shares of Common Stock and 500 shares of Series F Preferred Stock. In addition, as of the date of this Prospectus, there were options to purchase an additional 2,069,030 shares of Common Stock, at an average exercise price of $7.64 per share, issued and outstanding, and warrants to purchase an additional 2,137,794 shares of Common Stock, at an average exercise price of $7.63 per share, issued and outstanding.

     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and Bylaws.

Common Stock

     The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. Cumulative voting is not permitted with respect to the election of directors.

     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any shares of Preferred Stock are then outstanding, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors.

Preferred Stock

     The  Company's  Certificate  of  Incorporation   authorizes  the  Board  of
Directors to issue shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company.

     On October 25, 1996, the Board authorized the issuance of up to 10,000 shares of Preferred Stock, par value $0.01 per share, designated the Series F Convertible Preferred Stock ("Series F Preferred Stock"). As subsequently modified by agreement of the Company and the holders, each share of Series F Preferred Stock will, (i) at the option of the holder or (ii) automatically on the second anniversary of the date of issuance, be converted into such number of shares of Common Stock determined by dividing $1,000 plus all accrued, unpaid dividends thereon by the per share conversion price. The conversion price is 83% of the average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date, subject to certain limitations. Holders of shares of Series F Preferred Stock are entitled to cumulative dividends of 5% per annum, payable quarterly on the first day of March, June, September and December in each year, payable in cash or Common Stock (valued at the closing price on the date of declaration), at the Company's election. The Series F Preferred Stock has a liquidation preference over the Common Stock in the event of any liquidation or sale of the Company. Except as otherwise provided by law, the holders of Series F Preferred Stock are not entitled to vote. As of December 15, 1997, there were 500 shares of Series F Preferred Stock outstanding with a liquidation value of $500,000.

     Except for the Series F Preferred Stock, there are no other series or classes of Preferred Stock with currently outstanding shares. All the shares of all other series or classes of Preferred Stock previously authorized by the Company's Board have been repurchased by the Company, canceled or converted into Common Stock and are not subject to reissue.

     The issuance of any additional series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. The issuance of additional series of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

Delaware Law

     Certain provisions of the General Corporation Law of the State of Delaware, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

     Section  203 of the  General  Corporation  Law of  the  State  of  Delaware
prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by at least 66-2/3 of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

     Section 203 excludes from the definition of "interested stockholder" any stockholder of the Company that owned over 15% of the Company's stock on December 23, 1987, so long as such holder continues to own over 15% of the Company.

Transfer Agent

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


                              PLAN OF DISTRIBUTION

     The manner in which the Common Stock covered by this Prospectus is to be distributed is set forth on the cover page hereof. Any sales effected through securities brokers or dealers will be on an "agency" basis, unless as a result of a privately negotiated transaction a broker or dealer enters into an agreement with a Selling Stockholder to purchase shares for its own account. At the date of this Prospectus, none of the Selling Stockholders contemplate entering into such a contractual relationship with a broker or dealer, although one or more of them may decide to do so in the future.

     To comply with certain states' securities laws, if applicable, the Common Stock will be sold in such states only through brokers or dealers. In addition, in certain states the shares of Common Stock may not be sold unless they have been registered or qualify for sale in such states or an exemption from registration or qualification is available and is complied with. From time to time, to the extent required by the rules of the Securities and Exchange Commission, the Company will distribute Prospectus Supplements.

     The Selling Stockholders and any broker-dealers who participate in a sale of their shares of Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

     All expenses of the registration of Common Stock offered hereby, estimated to be approximately $20,000, will be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. Normal commission expenses and brokerage fees, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.

     Since the Selling Stockholders will be subject to the anti-manipulation rules promulgated under the Exchange Act, including Rule 10b-2, 10b-6 and 10b-7, in connection with transactions in the Common Stock during the effectiveness of the Registration Statement of which this Prospectus is a part, the Company advised the Selling Stockholders to consult competent securities counsel prior to initiating any such transaction. The Company will notify each Selling Stockholder of the Commission's rules and, as a condition to agreeing to register the shares of a Selling Stockholder, will require that such Selling Stockholder agree to comply with such rules.

     The Company will not receive any proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders. However, in that the holders of warrants to purchase shares of the Common Stock must exercise their warrants in order to sell the underlying shares (which are registered hereby), the Company will receive the amount of the exercise prices of any warrants so exercised. The Company cannot predict when or if it will receive proceeds from the exercise of warrants, or the amount of any such proceeds. The Company intends to use the proceeds, if any, received from the exercise of warrants for working capital purposes.


                                  LEGAL MATTERS

     The validity of the Common Stock being  offered  hereby will be passed upon
for  the  Company  by  Doepken,   Keevican  &  Weiss  Professional  Corporation,
Pittsburgh, Pennsylvania.


                                     EXPERTS

     The consolidated balance sheets of COMFORCE Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been incorporated herein in reliance on the report of Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets of RHO Company Incorporated as of December 31, 1995 and 1996, and the related statements of income, changes in shareholders' deficit and cash flows for the years ended December 31, 1995 and 1996, which are incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto which is incorporated herein by reference, and have been so incorporated in reliance upon the authority of said firm as experts in giving said report.

     The consolidated balance sheets of Uniforce Services, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The expenses estimated to be incurred (other than the fees of the Commission which are actual) in connection with the offering, all of which are payable by the Company, are as follows:


              Description                                    Amount
     --------------------------------------------        -------------
          SEC Registration Fee                              $   365
          Printing Costs                                      5,000*
          Legal Fees                                          5,000*
          Accounting Fees                                     5,000*
          Miscellaneous                                       4,635*
          Total                                             $20,000*

     -----------
     *Estimate


Item 15.  Indemnification of Directors and Officers.

     The Company's Bylaws effectively provide that the Company, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Company has entered into separate indemnification agreements with each of its outside directors which provides for indemnification of such directors to the fullest extent permitted by law. The Company may also enter into indemnification agreements with other directors, officers or employees or with anyone else it is permitted to indemnify under Delaware law, but has no present intention of doing so.

     The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits and Financial Statement Schedules.

(a)    Exhibits

 2.1 Stock Purchase Agreement dated September 11, 1995 among Spectrum Technologies, Inc., the Company, COMFORCE Corporation, ARTRA Group Incorporated, Peter R. Harvey, Marc L. Werner, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

 2.2 Purchase Agreement among COMFORCE Telecom, Inc., Williams Communications Services, Inc. and Bruce Anderson (included as an exhibit to the
       Company's Current Report on Form 8-K dated March 13, 1996 and incorporated herein by reference).

 2.3 Stock Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

 2.4 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., DataTech Technical Services, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

 2.5 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

 2.6 Letter Agreement dated May 6, 1996 amending Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

 2.7 Letter Agreement dated April 19, 1996 among CTS Acquisition Co. I, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc. and RRA, Inc. (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

 2.8 Agreement and Plan of Reorganization dated October 22, 1996 between AZATAR Computer Systems, Inc. and the Company (included as an exhibit to the Company's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

 2.9 Asset Purchase Agreement dated October 25, 1996 by and among Continental Field Services Corporation, Michael Hill, Roy Hill and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

 2.10 Asset Purchase Agreement dated October 25, 1996 between Progressive Telecom, Inc., Beth Wilson Hill and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

 2.11 Amendment to Escrow Agreement and Purchase Agreements dated November 8, 1996 by and among Continental Field Service Corporation, Progressive Telecom, Inc., Michael Hill, Roy Hill, Beth Wilson Hill, McCarthy, Fingar, Donovan, Drazen & Smith, and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

 2.12 Subscription Agreement dated October 28, 1996 by and among RHO Company, Inc., J. Scott Erbe, COMFORCE Corporation and COMFORCE Technical Services, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

 2.13 Stock Sale and Termination Agreement dated October 28, 1996 by and between James R. Ratcliff and RHO Company, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

 2.14 Letter Agreement dated November 4, 1996 amending Stock Sale and Termination Agreement between RHO Company, Inc. and James R. Ratcliff (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

 2.15 Agreement and Plan of Merger, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc. and Uniforce Services, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

 2.16 Stockholders Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Asset Partners (included as an exhibit to the Company's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

 2.17 Registration Rights Agreement dated as of August 13, 1997 by and among the Company, John Fanning and Fanning Asset Partners, L.P., a Georgia limited partnership (included as an exhibit to Amendment No. 2 to the Registration Statement on Form S-4 of the Company filed with the Commission on October 24, 1997 and incorporated herein by reference).

 3.1 Restated Certificate of Incorporation of the Company, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991 (included as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 of the Company filed with the Commission on May 10, 1996 and incorporated herein by reference).

 3.2 Certificate of Ownership (Merger) of COMFORCE Corporation into the Company (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

 3.3 Bylaws of the Company, as amended and restated effective as of February 26, 1997 (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

 3.4 Designation of Rights and Preferences of Series F Preferred Stock (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

 3.5 Certificate of Ownership (Merger) of AZATAR into the Company (included as an exhibit to the Company's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

 4.1 Indenture dated as of November 26, 1997 with respect to 12% Senior Notes due 2007 between COMFORCE Operating, Inc., as issuer, and Wilmington Trust Company, as trustee (included as an exhibit to the Company's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

 4.2 Indenture dated as of November 26, 1997 with respect to 15% Senior Secured PIK Debentures due 2009 between COMFORCE Corporation, as issuer, and The Bank of New York, as trustee (included as an exhibit to the Company's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

 5.1   Opinion of Doepken Keevican & Weiss Professional Corporation.

10.1 Management Agreement dated as of April 9, 1993 between the Company and Nitsua, Ltd. (a corporation wholly-owned by Austin Iodice, formerly Lori's Chairman and Chief Executive Officer) (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

10.2 Letter Agreement dated June 29, 1995, among the Company, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

10.3 Amendment dated October 6, 1995 of Letter Agreement dated June 29, 1995, among the Company, ARTRA Group Incorporated, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.4 Assumption Agreement dated October 17, 1995 between the Company and ARTRA GROUP Incorporated respecting ARTRA's assumption of substantially all of the Company's pre-existing liabilities (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.5 Asset Purchase Agreement dated as of April 11, 1996 among Lawrence Jewelry Corporation, ARTRA GROUP Incorporated, the Company and Hanover Advisors, Inc. respecting the disposition of the assets of the Company's jewelry business (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.6 Loan and Security Agreement dated as of November 26, 1997 among COMFORCE Corporation and specified subsidiaries thereof and Heller Financial, Inc., as lender and agent for other lenders (included as an exhibit to the Company's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

10.7 Purchase Agreement, dated as of November 19, 1997, by and between COMFORCE Operating, Inc. and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.8 Purchase Agreement, dated as of November 19, 1997, by and between dated as of November 26, 1997, by and between the Company and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.9 Exchange Offer and Registration Rights Agreement, dated as of November 26, 1997, by and between COMFORCE Operating, Inc. and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.10 Exchange Offer and Registration Rights Agreement, dated as of November 26, 1997, by and between the Company and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.11 Warrant Registration Rights Agreement, dated as of November 26, 1997, by and between the Company and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.12 Warrant Agreement dated November 26, 1997 by and between the Company and The Bank of New York, as Warrant Agent (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.13 Unit Agreement dated November 26, 1997 by and between the Company and NatWest Capital Markets Limited (included as an exhibit to the
       Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.14 Pledge Agreement by and between the Company and The Bank of New York, as Collateral Agent (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.15 Employment Agreement dated December 1, 1997 between the Company and Michael Ferrentino (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.16 Employment Agreement dated December 1, 1997 between the Company and Christopher Franco (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.17  Employment Agreement dated December 1, 1997 between the Company and James
       L. Paterek (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

21.1 List of Subsidiaries (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

23.1 Consent of Doepken Keevican & Weiss Professional Corporation (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2   Consent of Coopers & Lybrand L.L.P.

23.3   Consent of Arthur Andersen L.L.P.

23.4   Consent of KPMG Peat Marwick LLP.

24.1 Powers of Attorney (included on signature page of the Registration Statement).

--------------

(b)  Financial Statement Schedules.

     None.


Item 17.  Undertakings.

The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, State of New York, on December 22, 1997.

                                             COMFORCE Corporation
                                             (Registrant)

                                        By:  /s/  Christopher P. Franco
                                             -----------------------------------
                                                  Christopher P. Franco,
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher P. Franco and Paul Grillo, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or any substitute or substitutes, lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                             TITLE                              DATE
----------------------------------      -----------------------------           ----------------


     /s/  James L. Paterek              Chairman                                December 22,1997
----------------------------------
          James L. Paterek


     /s/  Christopher P. Franco         Chief Executive Officer,                December 22, 1997
----------------------------------      Secretary and Director
          Christopher P. Franco


     /s/  Michael Ferrentino            President and                           December 22, 1997
----------------------------------      Director
          Michael Ferrentino


     /s/  Paul Grillo                   Chief Financial Officer                 December 22, 1997
----------------------------------      (Principal Financial
          Paul Grillo                   Officer)


     /s/  Andrew Reiben                 Vice President of Finance and           December 22, 1997
----------------------------------      Chief Accounting Officer
          Andrew Reiben                 (Principal Accounting Officer)


     /s/  Richard Barber                Director                                December 22, 1997
----------------------------------
          Richard Barber


     /s/  Keith Goldberg                Director                                December 22, 1997
----------------------------------
          Keith Goldberg


                                        Director                                December 22, 1997
----------------------------------
          Glen Miller


     /s/  Marc Werner                   Director                                December 22, 1997
----------------------------------
          Marc Werner


                                        Director                                December 22, 1997
----------------------------------
          Michael D. Madden